                                                                    EXHIBIT 99.1


JUNE 30, 2003
Reality Wireless Networks, Inc.
120 W. Campbell Avenue, Suite E
Campbell, CA 95008

Re: Notice of Termination of Merger

Dear Board of Directors, Reality Wireless Networks, Inc.:

This letter shall serve as formal notice of termination of the proposed merger/acquisition of Donobi, Inc., by Reality Wireless Networks, Inc. This termination notice is provided by the Board of directors of Donobi, Inc., by and through its authorized officer, to the Board of Directors of Reality Wireless Networks, Inc. This termination is provided in accordance with the notice provisions set forth in the proposed definitive agreement entered into between the parties.

This termination is effective immediately and is not contingent upon receipt or acceptance by Reality Wireless Networks, Inc. Donobi, Inc., has determined it to be in the best interests of the company and its shareholders to terminate the proposed merger for cause. Reality Wireless Networks, Inc., has failed, inter alia, to satisfy the conditions precedent to the obligations set forth in the proposed definitive agreement and has not cured these breaches.

Therefore, Donobi, Inc., has decided to terminate the agreement for Reality Networks, Inc.'s, failure to satisfy the conditions. Donobi, Inc., reserves all rights and remedies relating to this transaction.



Sincerely,



------------------------
William M. Wright, III
President / CEO
Donobi, Inc.
Cc: David Otto, The Otto Law Group, PLLC